Exhibit 10.18

Purchase Contract with Jiangyin Runde Logistics Co., Ltd.
Time of Execution: Jan. 5, 2010    Place of Execution: Jiangyin   Contract No.:201001050008

I.	Name, Model, Quantity, Amount and Notes of Product

name	Specification & model	unit	quantity	Unit price	Price(Yuan)	notes
Wire Rod	13mm	ton	4000	4105	164,200,000	1.	Payment against delivery
(82B)						2.	In case of change in price, the new price must prevail

In total: RMB 164.2 million

II.	Quality requirements and technical standards: enterprise standards
III.	Place and method of delivery: to be determined at the time of delivery.
IV.	Mode of Transportation and destination and undertaking of expenses: to be determined at the time of delivery.
V.	Reasonable loss and method of calculation: actual pounds +- 30% reasonable difference
VI.	Package standards: packed up into one piece
VII.	Standards and method of inspection: subject to the letter of guarantee and the specification of weight of the supplier
VIII.	Settlement and period: cash term or bank acceptance (interest so deducted according to suppliers’ policy)
IX.	In case of any needs for guarantee, a separate guarantee contract must be concluded and constitutes an attachment to the contract.
X.	Liabilities for breaching the contract: subject to the contract law
XI.	Settlement method: subject to mutual negotiation or to the jurisdiction of the local court where the contract is executed.
XII.	Other convenants.

Supplier: Jiangyin Runde Logistics Co., Ltd. (seal)	Purchaser: Ossen Innovation Materials Co., Ltd. (seal)
Address: No.45A, Building A, Comprehensive Logistics Area Trading Center	Address: Zhaoming Road, Ma’anshan
Zip code: 214400	Zip code: 243000
Phone: 0510-86190045
Opening Bank:	Opening Bank:
Account No.:	Account No.:
Tax No.:	Tax No.:

Valid period: from Jan.1, 2010 to Dec.31, 2010